UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2006

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant’s telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

          On June 24, 2006, Nitches, Inc. (“Nitches”) entered into an Asset Purchase Agreement (the “Agreement”) with Taresha LLC, a New Jersey limited liability corporation (“Taresha”), to acquire from Taresha substantially all of the assets of its Home Décor business as of July 1, 2006.

          The assets of Taresha consist of finished goods inventory, customer lists, customer orders, trade names, brand licenses and brand distribution agreements.  The purchase price for the assets is $2,730,000.  At closing, Nitches will issue to Taresha 600,000 shares of its common stock valued at $4.55 per share (based on the average closing price for the common stock for the ten trading days between June 7 and June 20, 2006, inclusive).  Under the terms of the Agreement, these shares are to be registered with the Securities and Exchange Commission.

          As a result of this transaction, Taresha will own more than 10% of the outstanding shares of Nitches’ common stock.  Mr. Haresh Tharani is the controlling equity owner of Taresha.  Mr. Tharani is a shareholder of Nitches, Inc. and was the controlling shareholder of Designer Intimates, Inc., which Nitches acquired on October 24, 2005.  After the purchase of the Home Décor business and the issuance of the shares to Taresha, Mr. Tharani will beneficially own approximately 19% of the outstanding common stock of Nitches.  There are no agreements or arrangements in place to appoint Mr. Tharani or any representatives of Taresha to serve on the board of directors or as an executive officer of Nitches.

          The closing of the transaction under the Agreement is subject to certain conditions, including (i) the accuracy of representations and warranties, (ii) the performance by each party of all covenants contained in the Agreement, and (iii) the absence of any order, decree or ruling prohibiting the acquisition.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.

              The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press release issued by Nitches, Inc. on June 28, 2006.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.

Registrant

June 28, 2006	By:	/s/ Steven P. Wyandt

Steven P. Wyandt
As Principal Financial Officer and on behalf of the Registrant

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